Exhibit 99.2

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer Chief Financial Officer 260-427-7150 rick.sawyer@towerbank.net	Tina M. Farrington Executive Vice President 260-427-7155 tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS SECOND QUARTER NET INCOME OF $1.4 MILLION

FORT WAYNE, INDIANA – JULY 26, 2012 –Tower Financial Corporation (NASDAQ: TOFC) reported net income of $1.4 million or $0.28 per diluted share for the second quarter of 2012, compared with net income of $1.1 million, or $0.22 per diluted share, reported for the first quarter of 2012 and the second quarter of 2011, respectively.  Year to date earnings through the first six months of 2012 were $2.5 million, or $0.51 per diluted share, compared to $1.9 million, or $0.39 per diluted share for the first six months of 2011.

Our second quarter highlights include:

•	Fifth consecutive quarter with earnings in excess of $1.0 million.

•
Record “Core” quarterly earnings of $2.9 million.  We define core earnings as income before taxes, loan loss provision, and unusual items not related to day to day operations (primarily securities sales and other real estate owned (“OREO”) expenses).

•	Our Board of Directors approved a cash dividend for the quarter of $0.055 per share, payable on August 21, 2012 to shareholders of record on August 7, 2012.

•
Our Written Agreement with the Federal Reserve Bank of Chicago was formally terminated on July 10, 2012.  This allowed us to bring the deferred payments on our Trust Preferred debt current as of June 30, 2012.

•	FDIC premiums were lower by $108,000 from the first quarter 2012 and $213,000 from the second quarter of 2011, as a result of assessment rate decreases.

“We continue to make solid progress on all fronts. Our ability to maintain and improve our net interest margin, improve fee income, and maintain operational discipline is reflected in our operating results,” stated President and CEO, Mike Cahill. “We are making solid marked progress each quarter on our loan issues, as our watch list of loans dipped below 10% for the first time since October 2007 and we expect this momentum to continue, however we still have significant work to do in addressing known issues in this arena.”

“The termination of our Written Agreement is confirmation of our success over the past couple of years. We remain focused on delivering appropriate results to our shareholders, which has been enhanced by our declaration of a quarterly dividend for the first time since it was suspended in second quarter of 2008.”

Capital
The Company’s regulatory capital ratios continue to remain significantly above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for total risk-based capital.  Tier 1 capital at June 30, 2012 was 14.9 percent compared to 14.7 percent at March 31, 2012 and 13.9 percent at December 31, 2011.  Total risk-based capital at June 30, 2012 was 16.2 percent compared to 16.0 percent at March 31, 2012 and 15.2 percent at December 31, 2011.  Our leverage capital grew to 11.7 percent at June 30, 2012, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table shows the current capital position as of June 30, 2012 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements	Regulatory	Tower
($000's omitted)	Minimum (Well-Capitalized)	6/30/12	Excess
Tier 1 Capital / Risk Assets	$30,602	$75,842	$45,240

Total Risk Based Capital / Risk Assets	$51,004	$82,250	$31,246

Tier 1 Capital / Average Assets (Leverage)	$32,391	$75,842	$43,451

Minimum Percentage Requirements	Regulatory	Tower
	Minimum (Well-Capitalized)	6/30/12
Tier 1 Capital / Risk Assets	6% or more	14.87%

Total Risk Based Capital / Risk Assets	10% or more	16.13%

Tier 1 Capital / Quarterly Average Assets	5% or more	11.71%

Asset Quality
Our nonperforming assets were $17.0 million, or 2.6 percent of total assets as of June 30, 2012. This compares with $18.5 million at March 31, 2012 and $16.0 million at December 31, 2011.  Our net charge-offs were $1.0 million for the second quarter of 2012, or 0.9 percent of average outstanding loans for the quarter.  This compares to net charge-offs of $1.0 million, or 0.9 percent of average loans for the first quarter of 2012 and $1.0 million, or 0.8 percent of average loans for the second quarter of 2011.  Net charge-offs during the second quarter related primarily to four loan relationships, all of which were fully reserved as of March 31, 2012.  Our loan loss provision for the second quarter of 2012 was $925,000 compared to $750,000 for the first quarter of 2012 and $1.1 million for the second quarter of 2011.

The current and historical breakdown of our non-performing assets is as follows:

($000's omitted)	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Non-Accrual loans
Commercial	$6,988	$7,213	$5,020	$5,978	$5,983
Acquisition & Development	3,176	3,268	2,134	2,464	1,802
Commercial Real Estate	948	1,515	977	1,078	1,233
Residential Real Estate	2,163	1,630	551	393	645
Home Equity	-	748	-	-	-
Total Non-accrual loans	13,275	14,374	8,682	9,913	9,663
Trouble-debt restructered (TDR) *	360	-	1,805	1,810	1,822
OREO	2,562	2,878	3,129	3,827	3,729
Deliquencies greater than 90 days	472	902	2,007	1,028	2,123
Impaired Securities	307	314	331	332	386

Total Non-Performing Assets	$16,976	$18,468	$15,954	$16,910	$17,723

Allowance for Loan Losses (ALLL)	$9,032	$9,108	$9,408	$10,065	$12,017

ALLL / Non-accrual loans	68.0%	63.4%	108.4%	101.5%	124.4%

Classified Assets	$30,368	$28,759	$28,108	$35,475	$41,598

* Non-performing TDR's

The two loan relationships that were classified as a TDR in the fourth quarter of 2011 were all taken to non-accrual status during the first quarter and are included in the non-accrual loan balances shown above.  One new TDR was added during the second quarter of 2012 and will be included in nonperforming assets until a consistent payment history can be documented, which is typically six months.

Our delinquencies greater than 90 days have decreased by $1.5 million from the fourth quarter of 2011 and $430,000 from the first quarter 2012.  The decrease in the second quarter was primarily due to a commercial loan pay-off received in the amount of $326,000 and a residential real estate loan in the amount of $328,000 moving to nonaccrual.  Offsetting the decrease was the addition of a commercial loan in the amount of $152,000 that matured and wasn’t renewed until after June 30, 2012 causing it to be considered delinquent at quarter end.  The renewal of this loan resolved the delinquent status.

Our non-accrual commercial loan category decreased by $225,000 during the second quarter of 2012.  The primary reasons for the decrease were the charge-offs of $508,000 and payments of $346,000 offset by the addition of one new loan in the amount of $629,000. At June 30, 2012, there were eleven relationships within this category, and four of those relationships comprised 63.4 percent of the total.

Our non-accrual acquisition and development category decreased by $92,000 during the second quarter of 2012.  The slight decrease was due to receiving payments on the five relationships that made up this category of loans, of which two loans made up 61.8 percent of the total.

Our non-accrual commercial real estate category decreased by $567,000 during the second quarter due to a pay-off in the amount of $484,000 and a few small charge-offs totaling $71,000. This category was comprised of three relationships as of June 30, 2012.

Our non-accrual residential category increased by $533,000 during the second quarter of 2012 due to the addition of one loan from a pool of loans purchased in July 2006 and another residential real estate loan in the amount of $328,000.  This category is comprised of seven relationships with two relationships making up 72.3 percent of the total.

Our non-accrual home equity category decreased by $748,000 and had no loans in it at June 30, 2012.  Of the two loans that made up this category in the first quarter, one was charged-off in the amount of $338,000 and the other was resolved and returned to accruing status.

Our Other Real Estate Owned (“OREO”) decreased by $316,000 during the second quarter primarily due to one sale and two partial pay-downs totaling $192,000.  The remaining decrease of $124,000 was the result valuation adjustment pertaining to two pending sales that are expected to close in the third quarter.

Our classified assets, defined as substandard, non-accrual loans, impaired investments, and other real estate owned (“OREO”), increased by $1.6 million during the second quarter and totaled $30.4 million at June 30, 2012.  Our classified assets were 36.5 percent of tier 1 capital plus ALLL (classified assets ratio) as of June 30, 2012.  Our classified assets ratio at March 31, 2012 was 35.2 percent and was 51.6 percent at June 30, 2011.  The increase relates primarily to previously identified loans that were downgraded from criticized to substandard during the quarter.  Our total “watch list” loans was $45.5 million at June 30, 2012, a decrease of $3.8 million from the first quarter and an $8.4 million decrease from December 31, 2011.  Watch list loan now comprise 9.8 percent of the total loan portfolio.

The allowance for loan losses was $9.0 million at June 30, 2012, a decrease of $77,000 from the $9.1 million reported at March 31, 2012.  The quarterly decrease was the net result of loan loss provision of $925,000, offset by $1.0 million of net charge-offs.  The year to date loan loss provision was $1.7 million, offset by $2.1 million in net charge-offs. The allowance for loan losses was 1.95 percent of total loans at June 30, 2012, a decrease from 2.03 percent at December 31, 2011 and from 2.46 percent at June 30, 2011.

Balance Sheet
Company assets were $651.2 million at June 30, 2012, a decrease of $49.4, or 7.1 percent from December 31, 2011.  The significant decrease stems from two large December short-term deposits that increased our balance sheet by approximately $48 million as of the end of the year.  As described in our fourth quarter earnings release and annual report on form 10-K, these deposits were short-term in nature and, as expected, left the Bank by the end of January 2012.  Taking these short-term deposit reductions into account, our assets decreased by approximately $1.4 million during the six months quarter of 2012.

Our total loans at June 30, 2012 were $463.8 million, compared to $462.6 million at December 31, 2011.  The increase in loans came primarily from residential mortgages, which grew by $2.6 million and commercial real estate loans, which grew by $1.5 million. These increases were offset by a decrease in home equity loans of $2.3 million and consumer loans of $738,000.   Total loans grew by $6.6 million during the second quarter, led by commercial and commercial real estate loans, which grew by $2.2 and $3.8 million respectively.

Our securities available for sale at June 30, 2012 were $122.4 million, a decrease of $6.2 million from December 31, 2011.   The decrease in the portfolio is due primarily to the acceleration in pre-payments caused by the low interest rate environment coupled with limited reinvestment opportunities.  During the second quarter, we made the conscious decision to use the majority of excess funds provided by the decrease in the portfolio for reduction of brokered CD’s instead of reinvestment due to the current environment.  We may begin building the portfolio over the latter portion of 2012 depending on the investment and interest rate environment.  Securities available for sale now comprise 18.8 percent of total assets.

Our total deposits at June 30, 2012 were $551.5 million compared to $602.0 million at December 31, 2011.  As described above, we received two large, short-term, deposits of approximately $48 million in December 2011 that increased our deposit totals.  Therefore, our adjusted deposits at December 31, 2011 were approximately $554.0 million.  Excluding these short-term deposits, our deposit portfolio decreased by approximately $2.5 million during the first six months of 2012.  The decrease was due to the $25.0 million decrease in brokered certificates of deposit, a $14.0 million decrease in local certificates of deposits, and a $3.4 million decrease in money market accounts.  These decreases were offset by an increase in interest-bearing checking accounts of $35.0 million, led by our Health Savings Accounts increases of $12.9 million and $25.0 million that wastransferred from non-interest bearing checking to our new interest-bearing business checking account product; a $3.5 million increase in savings accounts, and a $1.4 million increase in non-interest bearing checking accounts.  Our core deposits at June 30, 2012 were $453.7 million and comprised 82.3 percent of total deposits.

Our borrowings were $31.0 million at June 30, 2012 and were comprised of $17.5 million in trust preferred debt and $13.5 million in fixed term borrowings from the Federal Home Loan Bank of Indianapolis (“FHLBI”).  This is a slight increase from the $29.5 million in borrowings at December 31, 2011.

Shareholders' equity was $64.9 million at June 30, 2012, an increase of 4.6 percent from the $62.1 million reported at December 31, 2011.  Affecting the year to date increase in stockholders’ equity was net income of $2.5 million, $18,400 of additional paid in capital from the accounting treatment for stock options and restricted stock vesting, and an increase of $365,400 in unrealized gains, net of tax, on securities available for sale.  Currently, we have 4,853,136 common shares outstanding.  Tangible book value at June 30, 2012 was $13.38 per common share.

Operating Statement
Our total revenue, consisting of net interest income and noninterest income, was $7.8 million for the second quarter of 2012, an increase of $400,000 from the first quarter of 2012.  Second quarter of 2012 net interest income was $5.7 million, an increase of $300,000 from the first quarter of 2012.  The quarter over quarter increase in our net interest income was the result of a 21 basis point improvement in our net interest margin, offset slightly by a decrease of $2.3 million decrease in average earning assets.  The primary factor in the improvement to our net interest margin was a 24 basis point reduction in our cost of funds.  Cost of interest-bearing deposits dropped from 0.88 percent to 0.72 percent, and our cost of borrowings dropped from 3.1 percent to 1.68 percent compared to the first quarter 2012.  The improvement in our cost of interest-bearing deposits is a result of growth in our lower cost interest-bearing checking accounts and savings accounts, and the reduction of higher cost brokered CD’s.  The decrease in our cost of borrowings relates to our Trust Preferred debt.  We had $9.0 million of debt related to TCT3 move to a floating rate in March 2012.  The previous rate was fixed at 6.56 percent, while the floating rate is set at LIBOR plus 1.69 percent.

Non-interest income was $2.1 million for the second quarter of 2012, which represented 27.2 percent of total revenue.  This is an increase of $110,000 from the first quarter of 2012. The increase relates primarily to an increase in mortgage brokerage fee income of $145,000 stemming from mortgage loan closings of approximately $24.4 million for the quarter.  This increase was offset by a decrease of $15,000 in service charges on deposit accounts and a $22,000 decrease in trust and brokerage fee income.  Decreases in these categories from the first quarter are not atypical due to certain annual fees that get charged each January.  Trust and brokerage assets under management were $637.8 million as of June 30, 2012, a slight decrease of $1.8 million from March 31, 2012, but a $43.2 million increase from December 31, 2011.

Non-interest expenses were $5.0 million, a decrease of $225,000 from the first quarter of 2012.  The decrease was made up primarily of reductions in FDIC premiums of $108,000 due to the lowering of our assessment rate, OREO related expenses of $82,000, and processing expenses of $52,000.  The decrease in processing expense related primarily to annual charges paid in the first quarter annually due to year end processing, which includes preparation of year-end tax statements.  These decreases were offset by an increase in employment expenses of $64,000, the result of $38,000 of one-time bonuses and an increase of $155,000 in profit sharing accruals related to our increased profitability.  These employment expense increases were offset by savings in salary expense of $27,000 and payroll taxes of $96,000.  All other expense categories remained relatively flat quarter over quarter.  We expect operating expenses to remain relatively flat for the remainder of the year.

Our effective tax rate for the second quarter was 27.5 percent, an increase from the 23.9 percent we reported for the first quarter 2012.  Our non-taxable income, primarily interest on municipal bond investments and income on bank owned life insurance, remains fairly constant quarter over quarter.  As a result, our effective tax rate will fluctuate up or down depending on our level of taxable income growth or decline.  We expect our effective rate to remain fairly constant with the second quarter of 2012 for the remainder of this year.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company (Tower Bank), a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank also markets under the HSA Authority brand, which provides Health Savings Accounts to clients in 50 states.  Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that, by their nature, are predictive and are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about our company.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance, speak only as of this date, and involve risks and uncertainties related to our banking business or to general business and economic conditions that may affect our business, which may cause actual results to turn out differently. More detailed information about such risks and uncertainties may be found in our most recent Annual Report on Form 10-K, or, if applicable, in subsequently filed Forms 10-Q quarterly reports, under the captions “Forward-Looking Statements” and “Risk Factors,” which we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net.

Tower Financial Corporation
Consolidated Balance Sheets
At June 30, 2012 and December 31, 2011
	(unaudited)
	June 30	December 31
	2012	2011
ASSETS
Cash and due from banks	$18,379,772	$60,753,268
Short-term investments and interest-earning deposits	1,238,804	3,260,509
Federal funds sold	6,458,853	3,258,245
Total cash and cash equivalents	26,077,429	67,272,022

Interest bearing deposits	457,000	450,000
Securities available for sale, at fair value	122,366,842	128,619,951
FHLBI and FRB stock	3,807,700	3,807,700
Loans Held for Sale	2,851,351	4,930,368

Loans	463,833,150	462,561,174
Allowance for loan losses	(9,031,779)	(9,408,013)
Net loans	454,801,371	453,153,161

Premises and equipment, net	8,958,632	9,062,817
Accrued interest receivable	2,422,640	2,675,870
Bank Owned Life Insurance	17,376,348	17,084,858
Other Real Estate Owned	2,562,060	3,129,231
Prepaid FDIC Insurance	1,187,803	1,551,133
Other assets	8,369,546	8,944,145

Total assets	$651,238,722	$700,681,256

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$123,127,153	$169,757,998
Interest-bearing	428,358,413	432,278,838
Total deposits	551,485,566	602,036,836

Fed Funds Purchased	-	-
Federal Home Loan Bank advances	13,500,000	12,000,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	108,714	2,148,424
Other liabilities	3,683,912	4,871,924
Total liabilities	586,305,192	638,584,184

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; 4,918,136 shares issued; and 4,853,136 shares outstanding at June 30, 2012 and December 31, 2011	44,561,157	44,542,795
Treasury stock, at cost, 65,000 shares at June 30, 2012 and December 31, 2011	(884,376)	(884,376)
Retained earnings	17,522,829	15,070,115
Accumulated other comprehensive income (loss), net of tax of $1,923,535 at June 30, 2012 and $1,735,307 at December 31, 2011	3,733,920	3,368,538
Total stockholders' equity	64,933,530	62,097,072

Total liabilities and stockholders' equity	$651,238,722	$700,681,256

Tower Financial Corporation
Consolidated Statements of Operations
For the three and six months ended June 30, 2012 and 2011
(unaudited)
	For the Three Months Ended		For the Six Months ended
	June 30		June 30
	2012	2011	2012	2011
Interest income:
Loans, including fees	$5,596,283	$6,276,853	$11,239,028	$12,565,817
Securities - taxable	525,259	636,955	1,025,245	1,212,516
Securities - tax exempt	493,811	415,114	979,486	812,084
Other interest income	7,289	6,692	29,837	20,954
Total interest income	6,622,642	7,335,614	13,273,596	14,611,371
Interest expense:
Deposits	787,900	1,350,799	1,801,718	2,711,945
Fed Funds Purchased	91	196	98	385
FHLB advances	29,753	62,765	76,765	134,836
Trust preferred securities	99,003	201,214	276,945	400,567
Total interest expense	916,747	1,614,974	2,155,526	3,247,733

Net interest income	5,705,895	5,720,640	11,118,070	11,363,638
Provision for loan losses	925,000	1,125,000	1,675,000	2,345,000

Net interest income after provision for loan losses	4,780,895	4,595,640	9,443,070	9,018,638

Noninterest income:
Trust and brokerage fees	923,195	818,384	1,867,855	1,702,384
Service charges	277,788	259,774	570,861	550,624
Mortgage banking income	374,765	159,995	604,821	268,383
Gain/(Loss) on sale of securities	32,101	386,836	66,699	445,505
Net debit card interchange income	197,645	168,260	401,501	299,939
Bank owned life insurance income	147,446	143,849	291,490	274,331
Impairment on AFS securities	-	(1,288)	-	(126,287)
Other fees	172,622	136,438	338,080	304,582
Total noninterest income	2,125,562	2,072,248	4,141,307	3,719,461

Noninterest expense:
Salaries and benefits	2,855,719	2,694,184	5,647,672	5,253,266
Occupancy and equipment	623,056	589,434	1,251,409	1,209,040
Marketing	99,108	134,504	195,305	224,288
Data processing	318,567	391,398	689,620	700,703
Loan and professional costs	345,007	420,213	676,422	781,655
Office supplies and postage	38,606	63,565	109,005	112,512
Courier service	59,592	57,105	117,333	110,829
Business Development	119,720	136,008	240,612	226,627
Communication Expense	44,960	46,591	105,746	92,967
FDIC Insurance Premiums	137,463	349,923	382,955	856,771
OREO Expenses	175,654	165,523	433,899	357,443
Other expense	207,722	243,823	424,143	458,877
Total noninterest expense	5,025,174	5,292,271	10,274,121	10,384,978

Income/(loss) before income taxes/(benefit)	1,881,283	1,375,617	3,310,256	2,353,121
Income taxes expense/(benefit)	516,549	285,788	857,542	480,649

Net income/(loss)	$1,364,734	$1,089,829	$2,452,714	$1,872,472
Less: Preferred Stock Dividends	-	-	-	-
Net income/(loss) available to common shareholders	$1,364,734	$1,089,829	$2,452,714	$1,872,472

Basic earnings/(loss) per common share	$0.28	$0.23	$0.51	$0.39
Diluted earnings/(loss) per common share	$0.28	$0.22	$0.51	$0.39
Average common shares outstanding	4,853,136	4,835,510	4,853,136	4,795,424
Average common shares and dilutive potential common shares outstanding	4,853,136	4,853,035	4,853,136	4,852,898

Total Shares outstanding at end of period	4,853,136	4,852,761	4,853,136	4,852,761
Dividends declared per common share	$-	$-	$-	$-

Tower Financial Corporation
Consolidated Financial Highlights

(unaudited)
	Quarterly										Year-To-Date
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
($ in thousands except for share data)	2012	2012	2011	2011	2011	2011	2010	2010	2010	2010	2012	2011

EARNINGS
Net interest income	$5,706	5,412	5,707	5,684	5,721	5,643	5,521	5,580	5,597	5,563	11,118	11,364
Provision for loan loss	$925	750	975	900	1,125	1,220	805	1,500	1,100	1,340	1,675	2,345
NonInterest income	$2,126	2,016	2,059	2,372	2,072	1,647	1,825	2,657	1,734	1,598	4,142	3,719
NonInterest expense	$5,025	5,249	5,826	5,408	5,292	5,093	5,345	5,350	5,642	4,905	10,274	10,385
Net income/(loss)	$1,365	1,088	3,422	1,325	1,090	783	884	1,045	514	721	2,453	1,873
Basic earnings per share	$0.28	0.22	0.71	0.27	0.23	0.16	0.19	0.24	0.13	0.18	0.51	0.39
Diluted earnings per share	$0.28	0.22	0.71	0.27	0.22	0.16	0.18	0.22	0.12	0.17	0.51	0.39
Average shares outstanding	4,853,136	4,853,136	4,853,645	4,852,761	4,835,510	4,754,892	4,720,159	4,427,370	4,090,432	4,090,432	4,853,136	4,795,424
Average diluted shares outstanding	4,853,136	4,853,136	4,853,645	4,852,761	4,853,035	4,852,759	4,852,759	4,669,965	4,394,419	4,394,419	4,853,136	4,852,898

PERFORMANCE RATIOS
Return on average assets *	0.84%	0.65%	2.02%	0.80%	0.66%	0.48%	0.53%	0.63%	0.31%	0.43%	0.74%	0.57%
Return on average common equity *	8.53%	6.92%	23.22%	9.24%	7.92%	5.92%	6.56%	8.17%	4.26%	6.17%	7.73%	6.94%
Net interest margin (fully-tax equivalent) *	3.98%	3.76%	3.90%	3.80%	3.83%	3.83%	3.72%	3.69%	3.72%	3.66%	3.88%	3.83%
Efficiency ratio	64.16%	70.67%	75.02%	67.13%	67.91%	69.85%	72.76%	64.95%	76.96%	68.50%	67.33%	68.85%
Full-time equivalent employees	157.00	158.00	151.00	158.50	157.00	150.75	150.75	149.25	145.75	150.25	157.00	157.00

CAPITAL
Equity to assets	9.97%	9.76%	8.86%	8.80%	8.47%	8.19%	8.05%	8.09%	7.44%	7.12%	9.97%	8.47%
Regulatory leverage ratio	11.71%	11.13%	10.97%	11.09%	10.82%	10.59%	10.55%	10.35%	9.50%	9.20%	11.71%	10.82%
Tier 1 capital ratio	14.87%	14.74%	13.91%	14.02%	13.66%	13.27%	13.10%	12.73%	11.62%	11.14%	14.87%	13.66%
Total risk-based capital ratio	16.13%	15.99%	15.16%	15.28%	14.92%	14.53%	14.30%	13.98%	13.11%	12.66%	16.13%	14.92%
Book value per share	$13.38	13.06	12.79	11.97	11.54	11.11	11.09	11.15	11.53	11.30	13.38	11.54
Cash dividend per share	$0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

ASSET QUALITY
Net charge-offs	$1,001	1,050	1,632	2,852	1,015	1,802	332	2,202	531	789	2,051	2,817
Net charge-offs to average loans *	0.86%	0.91%	1.38%	2.34%	0.84%	1.49%	0.27%	1.74%	0.41%	0.61%	0.89%	1.16%
Allowance for loan losses	$9,032	9,108	9,408	10,065	12,017	11,908	12,489	12,016	12,718	12,150	9,032	12,017
Allowance for loan losses to total loans	1.95%	1.99%	2.03%	2.14%	2.46%	2.43%	2.56%	2.43%	2.50%	2.32%	1.95%	2.46%
Other real estate owned (OREO)	$2,562	2,878	3,129	3,827	3,729	4,741	4,284	3,843	6,477	4,443	2,562	3,729
Non-accrual Loans	$13,275	14,375	8,682	9,913	9,663	12,738	12,939	10,768	10,360	13,974	2,562	3,729
90+ Day delinquencies	$472	902	2,007	1,028	2,123	2,873	2,688	3,175	2,213	3,223	13,275	9,663
Restructured Loans	$3,692	1,802	1,805	1,810	1,822	2,120	7,502	1,761	1,862	1,997	3,692	1,822
Total Nonperforming Loans	14,107	15,277	12,494	12,751	13,608	17,731	23,129	15,704	14,435	19,194	14,107	13,608
Impaired Securities (Market Value)	307	314	331	332	386	402	422	437	489	440	307	386
Total Nonperforming Assets	16,976	18,469	15,954	16,910	17,723	22,874	27,835	19,984	21,401	24,077	16,976	17,723
NPLs to Total loans	3.04%	3.34%	2.70%	2.71%	2.78%	3.62%	4.75%	3.17%	2.83%	3.67%	3.04%	2.78%
NPAs (w/o 90+) to Total assets	2.53%	2.71%	1.99%	2.41%	2.36%	3.01%	3.81%	2.55%	2.91%	3.09%	2.53%	2.36%
NPAs+90 to Total assets	2.61%	2.84%	2.28%	2.56%	2.68%	3.44%	4.22%	3.03%	3.25%	3.57%	2.61%	2.68%

END OF PERIOD BALANCES
Total assets	$651,239	649,343	700,681	659,725	661,015	664,117	659,928	660,141	658,327	674,152	651,239	661,015
Total earning assets	$600,557	600,740	606,438	601,841	621,981	621,273	609,196	613,286	611,996	626,197	600,557	621,981
Total loans	$463,833	457,260	462,561	470,877	488,694	489,250	486,914	494,818	509,656	523,437	463,833	488,694
Total deposits	$551,486	552,191	602,037	565,937	547,896	575,525	576,356	577,094	564,988	559,291	551,486	547,896
Stockholders' equity	$64,934	63,374	62,097	58,071	56,015	54,413	53,129	53,382	48,950	48,002	64,934	56,015

AVERAGE BALANCES
Total assets	$650,713	671,686	671,384	656,408	660,860	664,564	657,397	658,898	663,825	677,967	661,200	662,712
Total earning assets	$602,611	604,979	606,775	616,024	620,723	618,266	605,306	614,742	617,060	629,582	603,795	619,495
Total loans	$464,802	462,661	467,932	483,442	486,360	489,999	485,125	503,334	514,962	526,814	463,732	488,180
Total deposits	$550,441	572,134	576,898	559,615	558,198	577,654	574,072	561,966	569,759	564,238	561,288	567,926
Stockholders' equity	$64,180	63,021	58,468	56,914	55,213	53,662	53,438	50,744	48,404	47,421	63,601	54,438

* annualized for quarterly data